Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2013

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 25, 2013--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2013 of $67.7 million, an increase of 6.9% compared with $63.3 million for the first quarter of 2012, and a decrease of 1.2% compared with $68.5 million for the fourth quarter of 2012. Net income for the quarter was $17.6 million, or $0.57 per diluted share, an increase of 10.0% compared with $16.0 million, or $0.52 per diluted share, for the first quarter of 2012, and comparable with $17.7 million, or $0.57 per diluted share, for the fourth quarter of 2012.

For the first quarter of 2013, revenue from customers in the United States was $30.2 million, or 44.7% of the company’s total revenue, and revenue from customers outside the United States was $37.5 million, or 55.3% of total revenue. Gross margin was 73.7% for the first quarter of 2013, compared with 73.7% for the first quarter of 2012 and 73.3% for the fourth quarter of 2012. Operating income for the first quarter of 2013 was $27.1 million, or 40.1% of revenue, compared with $25.5 million, or 40.2% of revenue, for the first quarter of 2012 and $28.0 million, or 40.8% of revenue, for the fourth quarter of 2012. Total cash and marketable securities at March 31, 2013 was $429.4 million, an increase of $20.1 million for the quarter.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2013 to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.7 million, or $0.54 to $0.57 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9770. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4611860. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$239,325	$269,157
Marketable securities	190,028	140,069
Accounts receivable, net	35,340	30,921
Inventories	71,976	65,926
Income taxes receivable	152	1,566
Prepaid expenses and other current assets	3,380	2,761
Deferred taxes	14,557	14,988
Total current assets	554,758	525,388
Property and equipment, net	35,820	36,294
Deferred taxes	1,210	709
Other assets	10,262	11,172
Total assets	$602,050	$573,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,879	$3,205
Accrued expenses	16,833	12,889
Income taxes payable	4,373	584
Deferred revenue and customer advances	4,142	4,699
Total current liabilities	29,227	21,377
Long-term income taxes payable	1,543	412
Deferred taxes	576	446
Other liabilities	114	124
Total liabilities	31,460	22,359
Total stockholders' equity	570,590	551,204
Total liabilities and stockholders' equity	$602,050	$573,563

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended March 31,
	2013	2012

Revenue	$67,696	$63,323
Cost of revenue	17,797	16,682
Gross profit	49,899	46,641
	73.7%	73.7%
Operating expenses:
Research and development	13,218	11,783
Sales and marketing	5,790	5,635
General and administrative	3,771	3,768
Total operating expenses	22,779	21,186
Income from operations	27,120	25,455
	40.1%	40.2%

Interest and other income (expense), net	96	(106)
Income before income taxes	27,216	25,349
Provision for income taxes	9,618	9,357
Net income	$17,598	$15,992

Earnings per share:
Basic	$0.58	$0.53
Diluted	$0.57	$0.52

Weighted average shares outstanding:
Basic	30,540	30,328
Diluted	31,049	30,802

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer